POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below hereby constitutes and appoints Christopher Maus, as his attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, (i) to sign any and all amendments (including post-effective amendments) to this Registration Statement, (ii) to sign any registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933 for the purposes of registering additional shares of Common Stock for the same offering covered by this Registration Statement, and (iii) to file any of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following person in the capacities and on the dates indicated.

Dated: June 19, 2002	/s/ Robert Boyle Robert Boyle, Director
Dated: June __, 2002	_______________________ Michael Crane, Director
Dated: June 19, 2002	/s/ William Gridley William Gridley, Director
Dated: June 19, 2002	/s/ David Hurley David Hurley, Director
Dated: June __, 2002	________________________ Boyd Lyles, Director